Exhibit 99.1

The CATO Corporation
NEWS RELEASE
     FOR IMMEDIATE RELEASE
CEO Approval ______
For Further Information Contact:
     Thomas Stoltz
     Executive Vice President
     Chief Financial Officer
     704-551-7201
CATO REPORTS DECEMBER COMP STORE SALES DOWN 6%
Lowers 4Q and 2006 EPS Estimate

Charlotte, NC (January 4, 2007) — The Cato Corporation (NYSE: CTR) today reported sales for the five weeks ended December 30, 2006 of $100.5 million, a 4% decrease from sales of $104.3 million for the five weeks ended December 31, 2005. Comparable store sales for the month decreased 6% from last year.
Sales for the eleven months ended December 30, 2006 were $793.5 million, an increase of 3% over sales of $767.5 million for the eleven months ended December 31, 2005. The Company’s year-to-date comparable store sales decreased 1% from the prior year.
“December sales were negatively impacted by a general softness in our business, unseasonably warm weather, and unfavorable comparisons to last year due to hurricane relief spending,” commented John Cato, Chairman, President, and Chief Executive Officer. “We are lowering our estimated fourth quarter earnings per diluted share to a range of $.34 to $.36 versus $.37 last year based on comparable store sales for the quarter of down 6% to down 5%. The estimated range includes $.02 for hurricane related insurance claims that we expect to be resolved by year-end. The impact of the claims were not included in the previous guidance of $.40 to $.43. For the year, earnings per diluted share are estimated to

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be in the range of $1.56 to $1.57 versus $1.41 last year, an increase of approximately 11%. We expect inventory to be on plan by the end of the year.”
The Company’s fourth quarter includes 14 weeks compared to 13 weeks in 2005 and the fiscal year includes 53 weeks compared to 52 weeks in 2005. The additional week is expected to have a positive earnings effect of approximately $.05 per diluted share. Earnings guidance both for the fourth quarter and fiscal year reflects this impact.
During the month of December, the Company opened three new stores and closed eight stores. The new stores were in Indian Trail, NC and Edinburg and San Antonio, TX.
As of December 30, 2006, the Company operated 1,273 stores in 31 states, compared to 1,234 stores in 31 states as of December 31, 2005.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the fourth quarter and full year 2006, expected insurance settlements, and expected inventory levels are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or internet services.

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